SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Agile Software Corporation

(Name of Registrant as Specified In Its Charter)

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August 22, 2005

Dear Stockholder:

You are cordially invited to attend Agile Software Corporation’s 2005 Annual Meeting of Stockholders. This year’s annual meeting will be held on October 4, 2005, at 8:00 a.m. local time, at Agile’s principal offices, at 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Agile by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Agile’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Agile’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Bryan D. Stolle

Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

To Be Held October 4, 2005

To the Stockholders:

Notice is hereby given that the annual meeting of the stockholders of Agile Software Corporation, a Delaware corporation, will be held on October 4, 2005, at 8:00 a.m. local time, at our principal offices located at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, for the following purposes:

I.	To elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified;

II.	To ratify the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ending April 30, 2006; and

III.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is August 19, 2005. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

We request that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may mark your votes on the enclosed proxy card, date, sign and return the proxy card.

By order of the Board of Directors,

Kenneth M. Siegel

Secretary

San Jose, California

August 22, 2005

IMPORTANT:    Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

AGILE SOFTWARE CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. on October 4, 2005

General

The enclosed proxy is solicited by the Board of Directors of Agile Software Corporation (the “Company” or “Agile”) for use at the Annual Meeting of Stockholders of the Company to be held at 8:00 a.m., Pacific Time, on October 4, 2005, at the Company’s offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, and at any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to the stockholders of the Company on or about August 29, 2005.

Outstanding Securities and Voting Rights

Only holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the close of business on August 19, 2005, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had 53,595,262 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

A majority of the outstanding shares of Common Stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named herein, and “FOR” the ratification of the appointment of the Company’s independent auditors. It is not expected that any matters other than the election of Directors and the ratification of the appointment of the Company’s independent auditors will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

Voting by Telephone or Internet

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of Common Stock are represented by certificates or book entries in your name so that you appear as a stockholder on the records of the Company’s stock transfer agent, a proxy card for voting those shares will be included with this Proxy Statement, and you may vote those shares by completing, signing, and returning the proxy card in the enclosed envelope.

If you own shares in street name, meaning that your shares of Common Stock are held by a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares. As with a proxy card, you may vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Alternatively, if your bank or brokerage firm has arranged for Internet or telephonic voting of shares, you may vote by following the instructions for using those services on the voting instruction form. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the telephone number on your voting instruction form.

Attendance and Voting at the Annual Meeting

If you own Common Stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card, via the Internet or by telephone. If you own Common Stock in street name, you may attend the Annual Meeting but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described below.

Revocation

If you own Common Stock of record you may revoke a previously granted proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning Common Stock in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

Solicitation of Proxies.

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, two Class II directors and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2006, 2007 and 2005, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of the Class III directors will expire on the date of the 2005 annual meeting. Accordingly, at the meeting two persons are to be elected to serve as Class III directors of the Board of Directors. Management’s nominees for election by the stockholders to those two positions are the current Class III members of the Board of Directors, Mr. Bryan D. Stolle and Mr. Paul Wahl. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2008 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” the nominees named below. Unless marked otherwise, proxies received will be voted FOR election of these nominees.

Name of Director	Position with the Company	Age	Since
Class III directors nominated for election at the 2005 Annual Meeting of Stockholders:

Bryan D. Stolle	Director, Chairman of the Board and Chief Executive Officer	47	1995

Paul Wahl	Director	53	2002

Bryan D. Stolle is a co-founder of Agile and has served as our Chairman, Chief Executive Officer and a member of the Board of Directors since its inception in March 1995 and as President until 2002. From 1987 to 1994, Mr. Stolle served as Director of Product and Strategic Marketing at Sherpa Corporation, a developer of enterprise product data management software. Mr. Stolle received a B.A. in Business Administration and an M.B.A. from the University of Texas at Austin.

Paul Wahl has served as a director of Agile since June 2002. Mr. Wahl served as President and Chief Operating Officer of Siebel Systems, Inc., a leading provider of e-Business application solutions, from April 1999 to March 2003. From November 1998 to April 1999, Mr. Wahl served as the Chief Executive Officer and President of TriStrata, an Internet security company. From January 1996 to September 1998, Mr. Wahl served as Chief Executive Officer of SAP America, Inc. and was an Executive Board Member of SAP AG, an international developer and supplier of integrated business application software. From June 1991 to December 1995, Mr. Wahl served as Executive Vice President of SAP AG.

Except as noted above, the nominees have been engaged in the principal occupations set forth above during the past five years. There are no family relationships among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

INFORMATION ABOUT AGILE SOFTWARE CORPORATION

Continuing Directors and Executive Officers

This section sets forth information concerning the age and background for our executive officers and current directors whose terms are continuing, other than information about the Class II nominees to be elected at this meeting, which is set forth above.

Name	Position with the Company	Age	Since
Class I directors whose terms expire at the 2006 Annual Meeting of Stockholders:

Klaus-Dieter Laidig	Director	63	1998

Gareth Chang	Director	62	2003

Class II directors whose terms expire at the 2007 Annual Meeting of Stockholders:

Nancy J. Schoendorf	Director	50	1995

Ronald E. F. Codd	Director	49	2003

Additional Executive Officers

Jay B. Fulcher	President and Chief Operating Officer	43	2002

Carolyn V. Aver	Executive Vice President and Chief Financial Officer	46	2002

Christopher Wong	Executive Vice President, Products and Technology	44	2002

Thomas Twietmeyer	Senior Vice President, Finance	43	2003

Klaus-Dieter Laidig has been a director of Agile since 1998. Mr. Laidig has served as a management consultant with Laidig Business Consulting GmbH since 1998. From 1984 to 1997, Mr. Laidig served as General Manager of Hewlett Packard GmbH, where he was employed since 1967. Mr. Laidig currently serves as a director of Extended Systems, Inc., Bauerfeind AG, Heiler Software AG, Mech Hitech AG, Comline AG and several privately held companies. Mr. Laidig received an M.B.A. from the Pforzheim University of Applied Sciences in Germany.

Gareth Chang has served as a director of Agile since May 2003. Mr. Chang has served as Executive Chairman with GC3 and Associates since June 2000. From August 1998 to March 2000 he was Chairman and CEO of Star TV, a wholly-owned subsidiary of News Corporation. Mr. Chang also held executive positions at Honeywell International Inc. and Xerox Corp., and served as Senior Vice President of McDonnell Douglas Information Systems Co., President of McDonnell Douglas Pacific and Asia, Corporate Senior Vice President of Hughes Electronics Corp., President of Hughes Electronics International, and President of DirectTV International. Mr. Chang currently serves as a director of Palm, Inc., and is on the advisory council for Nike, Inc. Mr. Chang previously served as a director of Apple Computer, Mallinckrodt, Inc. and News Corporation. Mr. Chang also serves as a visiting professor at Beijing Institute of Aeronautics and Astronautics, and Tsing Hua University, both in Beijing, China.

Nancy J. Schoendorf has served as a director of Agile since 1995. Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm, since 1994, and a Managing Partner since 1997. Prior to joining Mohr, Davidow Ventures, Ms. Schoendorf spent 17 years in the computer industry including management positions with Hewlett-Packard, Software Publishing Corporation and Sun Microsystems. Ms. Schoendorf received a B.S. in Computer Science from Iowa State University and an M.B.A. from Santa Clara University.

Ronald E.F. Codd has served as a director of Agile since August 2003. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, he served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software development company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Codd currently serves as a director of Adept Technology, Inc., and Interwoven, Inc., as well as of three privately held companies. Mr. Codd received a B.S. in accounting from the University of California, Berkeley and an M.M. from the Kellogg School of Management at Northwestern University.

The Board of Directors has determined that, other than Bryan D. Stolle, our Chief Executive Officer, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules.

Executive Officers

Jay B. Fulcher has served as Agile’s President and Chief Operating Officer since October 2002. From November 1996 to August 2001, Mr. Fulcher was employed at PeopleSoft, Inc., an enterprise application software company, most recently as Executive Vice President, and prior to that as President, Product Division, and as General Manager and Vice President, Manufacturing Business Unit. Mr. Fulcher received a B.S. in Business Management from San Jose State University, where he currently sits on the Advisory Board for the College of Business. Mr. Fulcher currently serves as a director of three privately held companies.

Carolyn V. Aver has served as Agile’s Executive Vice President and Chief Financial Officer since May 2002. From September 2000 to August 2001, Ms. Aver served as the Interim Chief Financial Officer at myCFO, a wealth advisory firm. From April 1998 to April 2000, Ms. Aver served as the Chief Financial Officer at USWeb/CKS, a provider of e-commerce implementations. Ms. Aver currently serves as a director of a on-rofit corporation. Ms. Aver received a B.S. in Accounting from California State University, Hayward.

Christopher Wong has served as Agile’s Executive Vice President of Products and Technology since September 2002. From June 2001 to September 2002, Mr. Wong served as Vice President of Corporate Strategy for PeopleSoft, Inc. From June, 1999 to June 2001, Mr. Wong served as Chairman, CEO and President of Skills Village, Inc., a supplier of contract service management software. Mr. Wong received an A.B. in Applied Mathematics from University of California at Berkeley.

Thomas Twietmeyer joined Agile in December 2003, became Senior Vice President, Finance in May 2004 and was designated by the Board as an Executive Officer in July 2004. From March 2002 to March 2003, Mr. Twietmeyer served as Chief Financial Officer at Convey Software, an enterprise software company. From April 1999 to May 2001, Mr. Twietmeyer served as Chief Financial Officer at CenterBeam, Inc., an IT services company, and from May 1989 to June 1998, Mr. Twietmeyer served as General Manager at Autodesk, Inc. Mr. Twietmeyer received a B.B.A. in Finance from the University of New Mexico, attended the Program for Management Development at Harvard University, and is a certified public accountant in the state of California.

Board Meetings and Committees

The Board of Directors held eight meetings and acted by unanimous written consent four times during the fiscal year ended April 30, 2005. All Directors attended at least 75% of the aggregate of the meetings of the Board and committees of which they were members.

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The Committees are responsible to the full Board. The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below. Each of the members of the committees meet the applicable independence standards set by the Nasdaq Marketplace Rules as they apply to such committee members.

Audit Committee.    The members of the Audit Committee are Ronald E. F. Codd, Chair, Klaus-Dieter Laidig and Nancy Schoendorf. Mr. Codd is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The functions of the Audit Committee include retaining our registered independent public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our registered independent public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held ten meetings during the fiscal year ended April 30, 2005.

Compensation Committee.    The members of the Compensation Committee are Nancy Schoendorf, Chair and Paul Wahl. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers and is responsible for administering our stock option plans including granting stock options to officers and directors of the Company. The Compensation Committee held seven meetings and took action by unanimous written consent seven times during the fiscal year ended April 30, 2005.

Nominating and Governance Committee.    The members of the Nominating and Governance Committee are Gareth Chang, Chair, Ronald E. F. Codd and Klaus-Dieter Laidig. The Nominating and Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates and oversees the regular evaluation of our directors and management. The Nominating and Governance Committee did not meet during the fiscal year ended April 30, 2005.

Director Nominations

Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to our Secretary in accordance with our Bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the Bylaws. In summary, assuming (i) we held an annual meeting the previous year and (ii) the date of the next meeting is within 30 days of the date of the meeting for the previous year, a stockholder desiring to nominate one or more candidates for election at the next annual meeting must submit written notice of such nomination to the Corporate Secretary at least 120 days in advance of the one year anniversary of the date that we released our proxy statement in connection with the annual meeting held in the previous year. For our annual meeting to be held in the year 2006, we must receive this notice on or before April 29, 2006. You can obtain a copy of the full text of the Bylaw provision by writing to the Corporate Secretary, 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

The Nominating and Governance Committee will consider any nominee proposed by stockholders. The Nominating and Governance Committee has not established any minimum criteria for service as a director, and may consider such factors as it may deem to be in the best interests of Agile and its stockholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors should meet the definition of “independent director” under the Nasdaq rules. The Nominating and Governance Committee has also generally felt it was appropriate for the CEO to participate as a member of the Board of Directors. The Nominating and Governance Committee will evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise.

Stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is a stockholder of record on the date of the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

The Board of Directors has not determined whether it needs to adopt any formal policies with respect to the consideration by the Nominating and Governance Committee of recommendations by stockholders of director candidates. Evaluation of any such recommendations is the responsibility of the Nominating and Governance Committee under its charter. In the event of any stockholder recommendations, the Nominating and Governance Committee would evaluate the person recommended in the same manner as other persons considered by that committee. After reviewing the materials submitted by a stockholder, if the Nominating and Governance Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Nominating and Governance Committee would then determine whether to recommend to the Board of Directors that the Board nominate and recommend election of such person at the next annual meeting.

If any member of the Board of Directors is not interested in continuing to serve or if the Board of Directors determines that there is a need for directors with different skills or perspectives, the members of the Board of Directors are polled to determine if they know of potential candidates meeting these criteria. We have not required the services of third parties to identify potential nominees, although we reserve the right to retain a search firm in the future, if necessary.

Communications with Directors

Agile stockholders who want to communicate with the Board or any individual Director can write to:

Agile Software Corporation

Attention: Corporate Secretary

6373 San Ignacio Avenue

San Jose, CA 95119-1200

Your letter should indicate that you are an Agile stockholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Director Attendance at Annual Meetings

Agile encourages, but does not require, its board members to attend the annual stockholders meeting. Last year, all board members attended the annual stockholders meeting. We expect that at least a majority of our directors will attend the 2005 annual stockholders meeting.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on our website at www.agile.com/corporate/legal. We shall disclose future amendments to our Code of Business Conduct and Ethics, as well as any waivers thereof, on our website to the extent permissible by the rules and regulations of the SEC and any exchange upon which our stock may be listed. Please note that the information on our website is not incorporated by reference in this Proxy Statement.

Director Compensation

Our directors do not receive any cash compensation for their services as directors but are reimbursed for reasonable travel expenses incurred in attending meetings of the Board of Directors. In addition, board members are compensated for their committee participation. Board members serving on our Board committees are compensated on an annual retainer (paid quarterly) for the committee and role as set forth below:

Committee	Chairman	Committee Member
Audit	$50,000	$20,000
Compensation	$20,000	$10,000
Nominating and Governance	$20,000	$10,000

Our directors are eligible to participate in our 1995 Stock Option Plan, and employee-directors are able to participate in our 1995 Stock Option Plan, 1999 Employee Stock Purchase Plan, and 401(k) plan. Options granted to our non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code. Each of our non-employee directors are automatically granted an option to purchase 100,000 shares of our Common Stock upon initial election to the Board of Directors. Each non-employee director that has served as a director for at least six months as of May 1 of each year is automatically granted, on May 1 of each year, an option to purchase 25,000 shares of our Common Stock. All options granted automatically to our non-employee directors have an exercise price per share equal to the fair market value of a share of our Common Stock on the date of grant. Initial option grants vest in 48 equal monthly installments beginning on the date of grant. Annual option grants vest monthly, in 12 equal monthly installments beginning 37 months after the date of grant. All non-employee director options automatically vest in full upon a change-in-control of Agile. A director whose service ceases for any reason may exercise the vested portion of any options within 12 months following such termination. All options granted to non-employee directors expire 10 years following the date of grant.

During the fiscal year ended April 30, 2005, we granted options to purchase 25,000 shares of our Common Stock to each of Messrs. Laidig, Wahl, Chang and Codd and to Ms. Schoendorf.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No interlocking relationship exists between any member of our Board of Directors or our Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, and no such relationship has existed in the past.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Stock Option Plans

Options granted to our employees under our 1995 Stock Option Plan and our 2000 Nonstatutory Stock Option Plan generally provide that the vesting of options and restricted stock accelerates 100% in the event of a change of control where the plans are not assumed by the acquiring company. Where the plans are assumed, the options become exercisable for, and restricted stock converts into, the same security and on the same exchange ratio as applies to Agile’s common stock in the acquisition. The plans further generally provide that if there is a change of control and the options are assumed and within 18 months following the change of control an optionee’s employment is terminated without cause, then the terminated employee will receive an additional 18 months’ vesting under the options or restricted stock, or, with respect to the executive officers and certain other employees, full acceleration of vesting under the options or restricted stock.

In April 2005, the Board of Directors accelerated the vesting of all options (other than those held by non-employee directors) with exercise prices in excess of $6.76 per share. In connection with this acceleration, the Company imposed restrictions on reselling the shares underlying the accelerated options such that those shares may only be sold at such time as the option under which they are acquired would have been vested but for the acceleration. The restrictions on resale are eliminated in the same fashion and to the same extent as described above for options in the event of a change of control.

Executive Retention and Severance Plan

We maintain the Executive Retention and Severance Plan (the “ERSP”), which provides certain severance and other benefits in connection with a Change-in-Control (as defined below) to our officers and key employees designated by the Board or the Compensation Committee. At present, the ERSP covers all our executive officers and certain key employees. The ERSP may not be terminated or amended in any way without a supplemental written agreement between any affected participant and Agile.

Under the ERSP, a Change-in-Control means the occurrence of any of the following: (i) any person, entity or group becomes the beneficial owner of 50% or more of either our then outstanding Common Stock or the combined voting power of our then outstanding securities entitled to vote generally in the election of directors; or (ii) we are party to a merger or consolidation, which results in the holders of our voting securities outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of our directors or in the surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of our assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more of our subsidiaries); or (iv) a change in the composition of our Board within any consecutive two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the ERSP).

If, during a “Change-in-Control Period” (as described below), a participant’s employment is terminated other than for Cause or by the participant for Good Reason (each as defined in the ERSP), any such terminations of employment being referred to as a “Termination upon a Change-in-Control,” then, provided that the participant executes a prescribed release of claims against us, the participant will be entitled to certain payments and benefits described below, in addition to all compensation and benefits earned by the participant through the date of the participant’s termination of employment. The applicable “Change-in-Control Period” commences on the consummation of a Change-in-Control and ends on the date which is 18 months following the Change-in-Control.

On a Termination upon a Change-in-Control, an ERSP participant will receive a lump sum cash severance payment in an amount equal to the sum of (x) one-half of the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the Change-in-Control, plus (y) one-half of the greatest of

(1) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the Change-in-Control, (2) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the participant’s Termination Upon a Change-in-Control, or (3) the aggregate of all annual bonuses that would be earned by the participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) for the fiscal year of the participant’s Termination Upon a Change-in-Control.

Following a participant’s Termination upon Change-in-Control, the ERSP also provides that we will provide the participant with continued health and other group insurance benefits for the participant’s benefit period after the participant’s Termination upon Change-in-Control. The participant will also be indemnified by us to the fullest extent permitted under applicable law, as set forth in the ERSP. In addition, if any payment or benefit received or to be received by any participant pursuant to the ERSP or otherwise (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the ERSP provides that compensation and benefits payable upon a Change-in-Control will be determined in a manner that produces the greatest after-tax benefit for the employee. Accordingly, in some instances a small reduction in payments may be made to an amount just below the safe harbor threshold in order to produce a greater after-tax benefit to the executive by avoiding the payment of the excise tax on the value of the benefits.

The ESRP does not alter the treatment of options under our existing stock option plans. For a discussion of the treatment of options under existing plans in the event of a change in control, see “Stock Option Plans” above. The ERSP provides that all participants will continue to abide by the terms of the confidentiality and/or proprietary rights agreement between the participant and us. In addition, following a participant’s Termination upon a Change-in-Control, for a period equal to a participant’s benefit period, the participant may not solicit or offer employment to any of our employees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of Agile has selected PricewaterhouseCoopers LLP as Agile’s registered independent public accounting firm to audit the consolidated financial statements of Agile for the fiscal year ending April 30, 2006. PricewaterhouseCoopers LLP has acted in such capacity since our incorporation in 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Agile for the fiscal years ended April 30, 2004 and 2005 by PricewaterhouseCoopers LLP:

	Fiscal 2004	Fiscal 2005
Audit Fees (1)	$477,000	$1,244,000
Audit-Related Fees (2)	$267,000	$6,000
Tax Fees (3)	$157,000	$33,000
All Other Fees (4)	—	—

Total	$901,000	$1,283,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and annual or other periodic reports at international locations. In addition, audit fees include fees related to the review, testing and attestation of our internal controls, review of accounting matters related to our acquisition, and review of responses to SEC comment letters.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning, and preparation of federal, state and foreign tax returns.

(4)	We did not engage PricewaterhouseCoopers LLP or pay or incur fees for fiscal 2004 or 2005 for services other than those reported in the categories above.

Audit Committee Pre-Approval Policies and Procedures

Representatives of PricewaterhouseCoopers LLP normally attend each meeting of the Audit Committee of the Board of Directors. The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by PricewaterhouseCoopers LLP as well as the fees charged by PricewaterhouseCoopers LLP for such services. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the independence of the registered independent public accounting firm. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing its audit, audit-related and non-audit services to Agile and has concluded that such services are compatible with PricewaterhouseCoopers’ independence as Agile’s registered independent public accounting firm.

Vote Required and Board of Directors Recommendation

Although neither our Bylaws, nor other applicable documents nor law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our registered independent public accounting firm, the Board of Directors has determined to submit the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP, and will review its future selection of registered independent public accounting firm. Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting, as well as the presence of a quorum representing a majority of all outstanding shares of Common Stock of the Company, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ending April 30, 2006.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of July 31, 2005, certain information with respect to the beneficial ownership of Agile’s Common Stock by (i) each stockholder known by Agile to be the beneficial owner of more than 5% of Agile’s Common Stock, (ii) each director and director-nominee of Agile, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of Agile as a group. Except as otherwise indicated below and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of Common Stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 53,595,262 shares of Common Stock outstanding as of July 31, 2005. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of July 31, 2005 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Options(2)	Total Beneficially Owned(2)	Percent of Beneficial Ownership(3)
5% Stockholders
FMR Corp.(4)	3,162,595	—	3,162,595	5.90%
T. Rowe Price Associates, Inc.(5)	5,843,100	—	5,843,100	10.90%
Wellington Management Company LLP(6)	4,216,511	—	4,216,511	7.87%

Directors and Executive Officers
Bryan D. Stolle(7)	1,098,699	2,011,394	3,110,093	5.59%
Gareth Chang	—	56,250	56,250	*
Ronald E.F. Codd	10,000	52,083	62,083	*
Klaus-Dieter Laidig	21,667	25,000	46,667	*
Nancy Schoendorf(8)	446,583	—	446,583	*
Paul Wahl	—	81,250	81,250	*
Jay B. Fulcher(9)	—	1,214,200	1,214,200	2.21%
Carolyn V. Aver(10)	—	667,393	667,393	*
Christopher Wong(11)	—	569,331	569,331	*
Thomas Twietmeyer(12)	2,798	175,000	177,798	*
Directors and executive officers as a group (10 persons)(13)	1,579,747	4,851,901	6,431,648	11.57%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of each of the named individuals is c/o Agile Software Corporation, 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Accordingly, this column includes all options that are currently exercisable or will become exercisable within 60 days of July 31, 2005 by the beneficial owner.

(3)	Based on 53,595,262 shares of Common Stock outstanding as of July 31, 2005, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after July 31, 2005 are deemed outstanding for purposes of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on Schedule 13F filed by FMR Corp. with the Securities and Exchange Commission on August 15, 2005. Includes 3,162,595 shares over which FMR Corp. holds defined investment discretion and nonvoting authority. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(5)	Based on Schedule 13F filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on August 15, 2005. Includes 5,843,100 shares over which T. Rowe Price Associates, Inc. has sole voting power, of which 1,452,300 are shares over which T. Rowe Price Associates, Inc. has sole dispositive power. Includes 2,900,000 shares over which T. Rowe Price New Horizons Fund, Inc. has sole voting authority, and 4,390,800 over which T. Rowe Price has no voting authority. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(6)	Based on Schedule 13F filed by Wellington Management Company, LLP (“WMC”) with the Securities and Exchange Commission on August 15, 2005. Includes 2,098,611 shares over which WMC holds sole investment discretion and sole voting authority, 1,419,450 shares over which WMC holds sole investment discretion and no voting authority, and 698,450 shares over which WMC holds defined investment discretion and shared voting authority. WMC, in its capacity as investment adviser, may be deemed to beneficially own 3,800,101 shares which are held of record by clients of WMC. No such client is known to hold of record more than 5% of our shares of Common Stock. The address of Wellington Management Company, LLP is 75 State St., Boston, MA 02109.

(7)	Includes 51,004 shares held by Bryan D. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Bryan D. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 585,911 shares held by Deborah Stolle and Bryan Stolle as trustees of the Bryan Stolle Family Trust, 2,000 shares held by Bryan D. Stolle as Custodian for Caroline Stolle under UCAUTMA, 2,000 shares held by Bryan D. Stolle as Custodian for Michael Pettit under UCAUTMA and 2,000 shares held by Bryan D. Stolle as Custodian for Jonathan Pavlicek under UCAUTMA. Includes options to purchase 672,175 shares that, once exercised, the optionee must refrain from selling the shares acquired until the date on which the shares would have vested under the options’ original vesting terms.

(8)	Includes 44,920 shares held by Ms. Schoendorf’s spouse.

(9)	Includes options to purchase 642,242 shares that, once exercised, the optionee must refrain from selling the shares acquired until the date on which the shares would have vested under the options’ original vesting terms.

(10)	Includes options to purchase 320,868 shares that, once exercised, the optionee must refrain from selling the shares acquired until the date on which the shares would have vested under the options’ original vesting terms.

(11)	Includes options to purchase 251,081 shares that, once exercised, the optionee must refrain from selling the shares acquired until the date on which the shares would have vested under the options’ original vesting terms.

(12)	Includes options to purchase 128,334 shares that, once exercised, the optionee must refrain from selling the shares acquired until the date on which the shares would have vested under the options’ original vesting terms.

(13)	Includes options to purchase 2,012,700 shares that, once exercised, the optionee must refrain from selling the shares acquired until the date on which the shares would have vested under the options’ original vesting terms.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1995 Stock Option Plan, 1999 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by stockholders, and the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”), which has not been approved by stockholders. The following table provides information as of April 30, 2005 about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans.

Plan Category(1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders(2) (3)	7,389,303	$7.99	5,208,263
Equity compensation plans not approved by stockholders(4)	11,924,569	$10.01	6,011,083
Total	19,313,872	$9.24	11,219,346

(1)	The information presented in this table excludes options to purchase 15,146 shares of our Common Stock at a weighted average exercise price of $3.70, under the Digital Market, Inc. 1995 Stock Option Plan, which were assumed pursuant to our acquisition of Digital Market, Inc.

(2)	The 1995 Plan provides for an automatic share reserve increase on the first day of each fiscal year beginning on or after May 1, 2000 by an amount equal to the lesser of (a) one million shares, (b) 5% of the number of shares of Common Stock issued and outstanding on the last day of the immediately preceding fiscal year, or (c) a lesser amount of shares determined by the Board of Directors. In accordance with the terms of the 1995 Plan, the number of securities available for future issuance was automatically increased by one million shares on May 1, 2005, which increase is not reflected in the table above.

(3)	Includes 4,266,922 shares that are reserved for issuance under the Purchase Plan. The Purchase Plan provides for an automatic share reserve increase each May 1 through and including May 1, 2009, by an amount equal to the lesser of (a) 500,000 shares per year, (b) 2% of the number of shares of Common Stock that was issued and outstanding on the last day of the preceding fiscal year, or (c) a lesser amount of shares determined by the Board. In accordance with the terms of the Purchase Plan, the number of securities available for future issuance was automatically increased by 500,000 shares on May 1, 2005, which increase is not reflected in the table above.

(4)	Consists of options outstanding and shares available for future issuance under the 2000 Plan, the material features of which are described below.

Material Features of the 2000 Plan

As of April 30, 2005, we had reserved 19,500,000 shares of Common Stock for issuance under the 2000 Plan. The 2000 Plan is administered by the Compensation Committee. It provides for the grant of nonstatutory stock options and stock issuance awards to employees (excluding officers and directors) and consultants at exercise or purchase prices determined by the Board. Options granted under the 2000 Plan generally have a 10-year term and generally vest at the rate of 20% of the shares on the first anniversary of the date of grant and 1/60th of the shares monthly thereafter. Vesting will accelerate upon a change-in-control unless the successor corporation assumes the option or replaces it with a cash incentive program that preserves for the option holder the excess of the underlying shares’ value at the time of the transaction over the exercise price, with payment to be made over the same vesting schedule.

OPTION ACCELERATION AND EXCHANGE

Option Acceleration

On April 30, 2005, the Company’s Board of Directors approved accelerating the vesting of all outstanding stock options with exercise prices of $6.76 per share or greater, excluding options held by non-employee directors. The primary purpose of accelerating the vesting was to enable the Company to avoid recognizing future compensation expense associated with the accelerated stock options upon the adoption of FASB Statement No. 123R, “Share-Based Payment” (“SFAS 123R”), which Agile adopted effective with the start of its 2006 fiscal year which started on May 1, 2005. The Company expects the acceleration to reduce the stock option expense it otherwise would have been required to record beginning in fiscal 2006 by greater than $20 million on a pre-tax basis.

As a condition to the acceleration, and to avoid any unintended personal benefits, the Company also imposed a holding period on shares underlying the accelerated options that will require all optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which such shares would have vested under the options’ original vesting terms.

The vesting under unvested options to purchase approximately 9 million shares at exercise prices ranging from $6.76 to $64.00, and with a weighted average exercise price of $10.32, was accelerated. The following table reflects the impact of the option acceleration on the Executive Officers:

Name	Number of Options Accelerated	Weighted Average Exercise Price of Accelerated Options
Bryan D. Stolle	672,175	$8.87
Jay B. Fulcher	415,242	$8.73
Carolyn V. Aver	136,867	$8.53
Chris Wong	71,512	$8.61
Tom Twietmeyer	128,334	$9.75

Exchange Offer

On July 11, 2005, Agile extended an offer to exchange outstanding employee stock options with an exercise price of $6.76 per share or greater for new options with an exercise price of $0.001. The exchange ratio in the offer is one new option share for each three old option shares tendered for exchange. Non-employee members of the board of directors are not eligible to participate. In the past, Agile has granted stock options to attract, motivate and reward the most qualified employees and to strengthen the alignment of interests between its employees and stockholders. Agile believes that providing this offer to its employees will both improve its ability to retain key employees and will substantially reduce its option “overhang.”

As of June 30, 2005, there were options to purchase an aggregate of approximately 19.5 million shares of common stock outstanding, of which options to purchase approximately 14 million shares were eligible for exchange in the exchange offer. The following table sets forth the number of options held by the Executive Officers that were eligible for the exchange and the weighted average exercise price of these options, the number of eligible options that were tendered in the exchange and the number of new options issued to the Executive Officers through the exchange:

Name of Executive Officer	Number of Eligible Options Held	Weighted Average Exercise Price of Eligible Options	Number of Eligible Options Exchanged	Number of New Options Issued*
Bryan D. Stolle	1,816,950	$10.71	1,388,100	462,700
Jay B. Fulcher	514,200	$9.17	250,000	83,834
Carolyn V. Aver	171,450	$8.89	171,450	57,151
Chris Wong	108,900	$9.08	50,000	16,667
Tom Twietmeyer	175,000	$9.75	175,000	58,334

*	The new options have the following terms: The exercise price is $0.001/share. The new options expire if unexercised on November 30, 2005 and, when exercised, the shares purchased will be restricted and will be forfeited to the Company if the optionee ceases to be employed by the Company prior to vesting. The vesting occurs (forfeiture provision lapses) as to 1/3 of the shares on December 1, 2005; 1/3 on September 1, 2006; and 1/3 on June 1, 2007. In the event of a change of control, the vesting of the new options will be the same as the for other options outstanding under the Company’s 1995 Option Plan and 2000 Option Plan described above.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended April 30, 2005, 2004 and 2003 by our Chief Executive Officer and our other four executive officers:

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation						Awards
Name and Principal Position	Year	Salary(1)			Bonus(2)			Shares Underlying Options
Bryan D. Stolle Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	332,500 250,000 210,000	(3) (4) (5)	$ $ $	206,800 266,500 154,620	(3) (4) (5)	428,850 450,000 200,000

Jay B. Fulcher President and Chief Operating Officer	2005 2004 2003	$ $ $	237,500 200,000 113,636		$ $ $	222,870 116,375 139,756		264,200 250,000 750,000

Carolyn V. Aver Executive Vice President and Chief Financial Officer	2005 2004 2003	$ $ $	237,500 200,000 196,528		$ $ $	130,523 83,040 119,283		101,450 120,000 480,000

Christopher Wong Executive Vice President, Products and Technology	2005 2004 2003	$ $ $	200,000 200,000 129,167		$ $ $	129,861 104,896 51,000		58,900 50,000 480,000

Thomas Twietmeyer(6) Senior Vice President, Finance	2005 2004 2003	$ $	176,250 21,433 —		$ $	44,908 26,100 —		— 175,000 —

(1)	Includes amounts (if any) deferred at the named executive officer’s option under Agile’s 401(k) plan.

(2)	Bonuses are based on performance or achievement of goals. Included herein are bonuses accrued for the fiscal year but not paid until after fiscal year end. See “Report of the Compensation Committee on Executive Compensation.”

(3)	During the fiscal year ended April 30, 2002, we established a company travel plan for Mr. Stolle (the “Travel Plan”) under which Mr. Stolle’s bonus compensation, along with such other compensation as the Compensation Committee may designate, are irrevocably allocated to pay company-approved, business-related travel expenses in excess of those covered by our travel policy, including expenses payable with respect to the use for business travel of an airplane indirectly owned by Mr. Stolle. For the fiscal year ended April 30, 2005, forgone bonus and salary in the amounts of $207,000 and $90,000, respectively, were allocated to the Travel Plan. See “Report of the Compensation Committee on Executive Compensation.”

(4)	For the fiscal year ended April 30, 2004, forgone bonus and salary in the amounts of $234,500 and $130,000, respectively, were allocated to the Travel Plan.

(5)	For the fiscal year ended April 30, 2003, forgone bonus and salary in the amounts of $154,600 and $80,000, respectively, were allocated to the Travel Plan.

(6)	Mr. Twietmeyer joined Agile in December 2003.

Stock Options Granted in Fiscal 2005

The following table provides the specified information concerning grants of options to purchase our Common Stock made during the fiscal year ended April 30, 2005 to the persons named in the Summary Compensation Table:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Shares Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price Per Share(4)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					5%	10%
Bryan D. Stolle(5)	428,850	7.35%	$7.40	05/09/2014	$1,995,100	$5,055,577
Jay B. Fulcher(6)	264,200	4.50%	$7.40	05/09/2014	$1,229,114	$3,114,570
Carolyn V. Aver(7)	101,450	1.74%	$7.40	05/09/2014	$471,967	$1,195,962
Christopher Wong(8)	58,900	1.01%	$7.40	05/09/2014	$274,015	$694,353
Thomas Twietmeyer	—	—			—	—

(1)	Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on SEC rules, and do not represent Agile’s estimate or projection of future prices of Agile common stock. Actual gains, if any, on stock option exercises are dependent on Agile’s future performance, overall market conditions and the optionees’ continued employment through the vesting period. Accordingly, the gains reflected in this table may not be achieved.

(2)	All options were granted under the 1995 Stock Option Plan, and have ten year terms. The vesting of all outstanding stock options with exercise prices of $6.76 per share or greater, including the options reflected in the table above, was accelerated by approval of the Board of Directors on April 30, 2005. A holding period has been imposed on the shares underlying the accelerated options that requires the optionee to refrain from selling any shares acquired on exercise of the options until the date on which the shares would have vested under the options’ original vesting terms. For additional information regarding options, see “Option Acceleration and Exchange,” “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” and “Report of the Compensation Committee on Executive Compensation.”

(3)	Based on 5,831,770 shares subject to options granted to employees pursuant to our 1995 and 2000 stock plans during fiscal 2005, including grants to the executive officers named in the table.

(4)	All options were granted at fair market value on the date of grant, being the closing price of our common stock on the Nasdaq National Market on the date of grant.

(5)	The original vesting of such options provided that 101,859 options vest in equal monthly installments over 42 months beginning May 10, 2004, 132,000 options vest in equal monthly installments over 24 months beginning November 10, 2005 and 195,000 options vest in equal monthly installments over 13 months beginning October 10, 2006.

(6)	The original vesting of such options provided that 70,800 options vest in equal monthly installments over 24 months beginning October 10, 2005, 30,900 options vest in equal monthly installments over 6 months beginning May 10, 2007 and 162,500 options vest in equal monthly installments over 13 months beginning October 10, 2006.

(7)	The original vesting of such options provided that 26,250 options vest in equal monthly installments over 42 months beginning May 10, 2004, 18,200 options vest in equal monthly installments over 12 months beginning October 10, 2006 and 57,000 options vest in equal monthly installments over 6 months beginning May 10, 2007.

(8)	The original vesting of such options provided that 42,000 options vest in equal monthly installments over 42 months beginning May 10, 2004, and 16,900 options vest in equal monthly installments over 13 months beginning October 10, 2006.

Option Exercises and Fiscal 2005 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our Common Stock in the fiscal year ended April 30, 2005, and unexercised options held as of April 30, 2005, by the persons named in the Summary Compensation Table above. A portion of the shares subject to these options are not yet vested, and thus would be subject to repurchase by Agile at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End			Value of Unexercised In-the- Money Options at Fiscal Year End(1)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Bryan D. Stolle	23,335	$160,811	1,983,616	(2)	33,334	$238,332	$47,668
Jay B. Fulcher	—		$1,214,200	(3)	50,000	$1,511,000	$326,500
Carolyn V. Aver	—		$659,061	(4)	42,389	$265,365	$150,835
Christopher Wong	—		$569,331	(5)	19,569	$658,416	$27,984
Thomas Twietmeyer	—		$175,000	(6)	—	—	—

(1)	Based on a market value of $6.57 per share, the closing price of our Common Stock on the date of the last trading day of the fiscal year, as reported by the Nasdaq National Market, and calculated by multiplying the difference between the exercise price and the market price at fiscal year end by the number of options held at fiscal year end.

(2)	Includes options to purchase 672,175 shares that are exercisable but not yet salable. Vesting of these options has been accelerated, but the optionee must refrain from selling any shares acquired on exercise of the options until the date on which the shares would have vested under the options’ original vesting terms.

(3)	Includes options to purchase 640,242 shares that are exercisable but not yet salable. Vesting of these options has been accelerated, but the optionee must refrain from selling any shares acquired on exercise of the options until the date on which the shares would have vested under the options’ original vesting terms.

(4)	Includes options to purchase 320,868 shares that are exercisable but not yet salable. Vesting of these options has been accelerated, but the optionee must refrain from selling any shares acquired on exercise of the options until the date on which the shares would have vested under the options’ original vesting terms.

(5)	Includes options to purchase 252,081 shares that are exercisable but not yet salable. Vesting of these options has been accelerated, but the optionee must refrain from selling any shares acquired on exercise of the options until the date on which the shares would have vested under the options’ original vesting terms.

(6)	Includes options to purchase 128,334 shares that are exercisable but not yet salable. Vesting of these options has been accelerated, but the optionee must refrain from selling any shares acquired on exercise of the options until the date on which the shares would have vested under the options’ original vesting terms.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers Agile’s executive compensation program. In this regard, the role of the Compensation Committee, which is comprised entirely of outside, non-employee directors, is to review and approve salaries and other compensation of Agile’s executive officers and determine the performance-based compensation of its executive officers. The Compensation Committee also reviews and approves various other compensation policies and matters for Agile, and administers its stock option plans, including the review and approval of stock option grants to the executive officers. Limited authority to grant stock options to non-officer employees has been delegated to Mr. Stolle. The members of the Compensation Committee during the fiscal year ended April 30, 2005 were Ms. Schoendorf and Mr. Wahl.

General Compensation Philosophy

Agile’s general compensation philosophy is that total compensation should vary with its performance in attaining financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the interests of the stockholders. Agile has a performance-based compensation program in which the majority of its employees not compensated on a commission basis are eligible to participate. Total cash compensation for the majority of Agile employees, including its executive officers, consists of the following components:

•	Base salary; and

•	A variable cash component that is based on performance objectives.

In addition to encouraging stock ownership by granting stock options, Agile further encourages its employees to own Agile stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy Agile stock at a discount to the market price with up to 10% of their salary and bonuses, subject to limits on the number and value of shares an individual may purchase.

Setting Executive Compensation

The goal of Agile’s executive officer compensation policy is to attract, retain and reward executive officers who contribute to Agile’s success, to align executive officer compensation with its performance and to motivate executive officers to achieve its business objectives. In setting the base salary and performance-based compensation targets for executive officers, the Compensation Committee reviews information relating to executive compensation of U.S.-based companies that it considers generally comparable to Agile. While no specific formula is used to set pay in relation to this market data, executive officer base salaries generally are slightly below the average salaries for similar positions in comparable companies. However, when Agile’s business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under its performance-based compensation programs may lead to total cash compensation levels that are higher than the average salaries for such comparable positions.

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict the deductibility of compensation paid to Agile’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any such officer in any year and does not qualify for an exception under the statute or regulations. Income from options granted under Agile’s stockholder-approved stock options would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors and have an exercise price not less than the fair market value of the shares on the date of grant. The Compensation Committee expects that these requirements will generally be satisfied to the extent consistent with Agile’s compensation objectives. The Compensation Committee does not believe that, in general, other components of Agile’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility in full. The Compensation Committee’s policy is to qualify Agile’s executive compensation for deductibility under applicable tax laws to the extent consistent with its compensation objectives.

Base Salary

The Compensation Committee reviews the history of and proposals for the compensation package of each of Agile’s executive officers, including base salary and performance-based compensation components. In accordance with Agile’s compensation philosophy that total cash compensation should vary with its performance as a company, the Compensation Committee establishes base salaries of Agile executive officers at levels which the Compensation Committee believes are below the average base salaries of executives in similar positions at companies considered to be comparable to Agile, making a large part of each executive officer’s total compensation dependent on his or her performance as measured through its performance-based compensation programs.

Performance-Based Compensation

Executive Officer Performance-Based Compensation.    In May 2004, the Compensation Committee established individual performance-based compensation targets ranging from $60,000 to $275,000 for each of the executive officers. Performance-based compensation is awarded based on four elements, each having a 25% weighting, and include a revenue goal, a profit goal, a customer satisfaction goal, and the executive officer’s individual performance and achievement of personal goals. During the fiscal year ended April 30, 2005, the Compensation Committee awarded bonuses ranging between 32% and 110% of each executive officer’s individual performance-based compensation target.

Stock Options.    The Compensation Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore makes periodic grants of stock options under the 1995 Stock Option Plan. The size of an option grant to an executive officer has generally been determined with reference to similarly sized technology companies in Agile’s geographical area, the responsibilities and expected future contributions of the executive officer and previous grants to that officer, as well as recruitment and retention considerations. In the fiscal year ended April 30, 2005, the Compensation Committee granted the following stock options to executive officers: options to purchase 428,850 shares to Mr. Stolle; options to purchase 264,200 shares to Mr. Fulcher; options to purchase 101,450 shares to Ms. Aver; and options to purchase 58,900 shares to Mr. Wong. See “Options Granted in Last Fiscal Year.” The vesting of all outstanding stock options with exercise prices of $6.76 per share or greater, including the options held by executive officers, was accelerated by approval of the Board of Directors on April 30, 2005. A holding period has been imposed on the shares underlying the accelerated options that requires the optionee to refrain from selling any shares acquired on exercise of the options until the date on which the shares would have vested under the options’ original vesting terms. For additional information regarding options, see “Option Acceleration and Exchange,” and “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Chief Executive Compensation

Mr. Stolle’s compensation as Chief Executive Officer for the fiscal year ended April 30, 2005 was established by the Compensation Committee in May 2004 in accordance with the guidelines described above. For the fiscal year ended April 30, 2005, Mr. Stolle’s salary was $332,500 and he earned performance-based compensation in the amount of $206,800. Mr. Stolle was granted options to purchase 428,850 shares of Agile Common Stock at an exercise price of $7.40 per share. The original vesting of such options provided that 101,859 options vest in equal monthly installments over 42 months beginning May 10, 2004, 132,000 options vest in equal monthly installments over 24 months beginning November 10, 2005 and 195,000 options vest in equal monthly installments over 13 months beginning October 10, 2006. Under the terms of the options granted to Mr. Stolle, if he is terminated without cause during the eighteen months following a change-in-control of Agile, then vesting of all options held by him will accelerate in full. During the fiscal year ended April 30, 2002, Agile established a company travel plan for Mr. Stolle under which Mr. Stolle’s bonus compensation, along with such other compensation as the Compensation Committee may designate, are irrevocably allocated to pay company-approved, business-related travel expenses in excess of those covered by Agile’s travel policy, including expenses payable with respect to the use for business travel of an airplane indirectly owned by Mr. Stolle. For the fiscal year ended April 30, 2005, forgone bonus and salary in the amounts of $207,000 and $90,000, respectively, were allocated to the travel plan.

COMPENSATION COMMITTEE

NANCY J. SCHOENDORF

PAUL WAHL

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Agile’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our registered independent public accounting firm, PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee discussed the auditors’ review of quarterly financial information with the registered independent public accounting firm and management prior to the release of that information and the filing of the Company’s quarterly reports with the Securities and Exchange Commission. The Audit Committee also met and held discussions with management and the registered independent public accounting firm regarding the audited year end financial statements.

The Audit Committee has discussed and reviewed with the registered independent public accounting firm all matters required to be discussed Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP audit, the results of its examinations, its evaluations of Agile’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the registered independent public accounting firm a formal written statement describing all relationships between the registered independent public accounting firm and Agile that might bear on the registered independent public accounting firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the registered independent public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the independence of the registered independent public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Agile’s audited financial statements be included in Agile’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005. The Audit Committee and the Board of Directors also selected, subject to stockholder approval, PricewaterhouseCoopers LLP as Agile’s registered independent public accounting firm for fiscal 2006.

AUDIT COMMITTEE

RONALD E. F. CODD

KLAUS-DIETER LAIDIG

NANCY SCHOENDORF

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended April 30, 2005, we were not a party to any transaction or series of transactions involving $60,000 or more and in which any director, executive officer or holder of more than 5% of our capital stock had a material interest, other than the Executive Severance and Retention Plan described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above.

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent with us, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believes that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with.

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the cumulative total stockholder return on our Common Stock against the cumulative total return of the Nasdaq Stock Market (U.S) Index and the Nasdaq Computer & Data Processing Index between May 1, 2000 and April 30, 2005. The graph and table assume that $100 was invested on May 1, 2000 in each of Agile Common Stock, Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

We have an advance notice provision under our Bylaws for stockholder business to be presented at meetings of stockholders. This provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Secretary. A stockholder proposal to be timely must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at the next annual meeting of our stockholders must be received by us at our offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, no later than April 29, 2006, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

VOTING VIA THE INTERNET OR BY TELEPHONE

For Shares Registered in the Name of a Broker or a Bank.    A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is not available for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting at www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone.    Votes submitted via the Internet or by telephone must be received by 12:00 midnight Eastern Time on October 3, 2005. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Counsel has advised us that the Internet voting procedures that have been made available through ADP Investor Communication Services are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Householding of Proxy Materials.    In December 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries, including brokers, to satisfy the delivery requirements for proxy statements, prospectuses and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of proxy statements, prospectuses and annual reports, as the case may be, addressed to those stockholders. This process, known as “householding,” may mean extra convenience for stockholders and cost savings for us. If you are currently receiving multiple copies of our proxy statement and Annual Report at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected householding of your communications, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, please notify your broker.

Financial Statements

Our financial statements for the fiscal year ended April 30, 2005 are included in our 2005 Annual Report to Stockholders. Copies of the annual report are being sent to our stockholders concurrently with the mailing of this proxy statement. Stockholders directly registered by name on the books of our transfer agent, or holding shares in nominee name through certain brokers and banks, have been offered the opportunity to obtain this proxy statement and the annual report by accessing it in electronic form on our website instead of receiving paper copies. If you have not received or had access to the annual report, please notify our Investor Relations at 6373 San Ignacio Avenue, San Jose, CA 95119-1200 and a copy will be sent to you. Our annual report and this proxy statement are available via the Internet at www.agile.com/investors.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2005 annual meeting of stockholders of Agile Software Corporation, other than as described in this Proxy Statement. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

By order of the Board of Directors

Kenneth M. Siegel

Secretary

August 22, 2005

[AGICM—AGILE SOFTWARE CORPORATION] [FILE NAME: ZAGI52.ELX] [VERSION—(1)] [08/16/05] [orig. 08/16/05]

DETACH HERE ZAGI52

PROXY

AGILE SOFTWARE CORPORATION

PROXY FOR 2005 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Bryan D. Stolle and Carolyn V. Aver as Proxies, with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock of Agile Software Corporation that the undersigned is entitled to vote at the 2005 Annual Meeting of Stockholders of Agile Software Corporation to be held at 6373 San Ignacio Avenue, San Jose, California, on October 4, 2005 at 8:00 a.m., or at any postponement or adjournment thereof, in accordance with specifications made on the reverse side with respect to the matters set forth on the reverse side (as more particularly described in Agile’s proxy statement, receipt of which is hereby acknowledged) and in their discretion upon such other matters as may properly come before the meeting.

IF YOU DO NOT INDICATE HOW YOU WISH THIS PROXY TO BE VOTED, THE PROXYHOLDERS WILL VOTE “FOR” MANAGEMENT’S NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND IN THEIR DISCRETION ON SUCH OTHER MATTERS AS ARE PROPERLY BROUGHT BEFORE THE MEETING.

SEE REVERSE

SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

AGILE SOFTWARE CORPORATION

C/O COMPUTERSHARE P.O. BOX 8694 EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

[AGICM—AGILE SOFTWARE CORPORATION] [FILE NAME: ZAGI51.ELX] [VERSION—(3)] [08/22/05] [orig. 08/16/05]

DETACH HERE ZAGI51

Please mark X votes as in this example.

#AGI

A vote FOR the following proposals is recommended by the Board of Directors:

1.To elect two directors to hold office for a three-year term or until their respective successors are elected or appointed.

Nominees: (01) Bryan Stolle and (02) Paul Wahl

FOR WITHHELD

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

2.To ratify the selection of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for the fiscal year ending April 30, 2006.

FOR AGAINST ABSTAIN

For all nominees except as noted above

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. If shares of stock stand on record in the names of two or more persons or in the names of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy. Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

Signature: Date: Signature: Date: